Exhibit 10.1

Enzon Pharmaceuticals, Inc. 20 Kingsbridge Road Piscataway, NJ 08854 Phone: 732-980-4500 Fax: 732-980-4585 www.enzon.com

November 22, 2011

Timothy G. Daly

Dear Timothy:

We are pleased to extend this invitation to join Enzon Pharmaceuticals, Inc. This letter confirms our offer of employment to you. Reporting to Ana Stancic, EVP, Chief Operating Officer & Chief Financial Officer, you will join Enzon in the FLSA exempt position of VP, Controller and Chief Accounting Officer, starting on December 19, 2011.

Compensation
Your base salary will be $8,269.23 payable bi-weekly, which annualizes to $215,000.00. Effective 2012, you are eligible for participation in Enzon’s annual cash incentive program with a target incentive of 25% of your base salary. This annual incentive may vary above or below target based on both company and individual performance. Effective 2012, your performance will be reviewed on an annual basis in conjunction with Enzon’s annual performance management review process Base salary increases and cash incentive payouts are at the discretion of management and will be based on individual and company performance. All compensation described in this letter will be subject to applicable withholdings.

Equity
To be effective on your first date of employment, you will be granted options to purchase Twenty Thousand (20,000) shares of common stock under the Enzon 2011 Stock Option Plan and Incentive Plan, granted with exercise prices equal to the fair market value of the Company’s Common Stock on the date of the grant. These non-qualified stock options have a ten (10) year grant life and shall vest and become exercisable at a rate of one-fourth (1/4) of these shares per year commencing on the first anniversary from your date of hire. A separate stock option grant agreement document will provide more detail on the terms and conditions of the above grant. These and any subsequent grants are as governed by Company policy and at the discretion of the Board of Directors.

Benefits
You will be granted up to twenty-two (22) days of compensated time off per year, which is accrued on a monthly basis, to be used for vacation, personal and sick days. In addition, you will be entitled to paid holidays observed by Enzon, in accordance with Enzon’s policies, which include eight (8) national holidays and five (5) site designated holidays.

You and your dependents will be eligible for Health Insurance coverage which provides medical, dental and prescription drug coverage’s. There is also available to you paid by the company: Life Insurance, Accidental Death and Dismemberment, Short and Long Term Disability Insurance. You are eligible for coverage in these benefits programs on the 1st day of employment.

You shall, in accordance with the rules and regulations governing eligibility for participation in the Enzon, Inc. 401(k) Savings Plan, be enrolled in this program should you so choose.

CONFIDENTIAL

In addition, we offer programs for vision insurance, supplemental life insurance, tuition reimbursement, flexible spending accounts and other benefits. Additional information on each program will be provided under separate cover.

Other Terms
The Company will provide to you a one time lump sum payment of $25,000.00, payable within 30 days from your date of hire. Should you voluntarily terminate your employment with the Company within twelve months of your date of hire, you will be required to fully repay this amount.

The Immigration Reform and Control Act of 1986 require that your employ ability in the United States be verified through appropriate documentation. Please bring this documentation with you when you report for work.

This offer of employment is conditional and contingent upon:

1.	Acceptance of employment on or before Wednesday, November 23, 2011
2.	Submitting to a pre-employment drug test and receiving a negative test result and otherwise complying with Enzon’s Drug Free Workplace Policy
3.	Successful background check completion

We require that you sign the Employee Confidentiality Agreement; which is enclosed. You represent that you have no other relationships which present a conflict with your obligations under this offer or the Employee Confidentiality Agreement.

You certify that you are not debarred under the Generic Drug Enforcement Act of 1992 (Sections 306 – 308 of the Federal Food, Drug and Cosmetic Act) nor have you received notice of action or threat of debarment.

Your employment will be governed by Enzon’s standard employment practices and policies including its’ employment at will policy, which means that either you or the company may terminate the employment relationship at any time, with or without cause.

To accept our invitation and as a condition of employment, we ask that you please sign and return this letter. A second copy of this letter is provided for your records.

Timothy, we are very enthusiastic about you joining Enzon and look forward to a mutually rewarding working relationship. We believe we can offer you opportunities that challenge and reward you and we look forward to your acceptance of this letter agreement.

Sincerely,

/s/ Andrew Rackear

Andrew Rackear
VP & General Counsel
Enzon Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Timothy G. Daly

Timothy G. Daly

Date: 11/23/2011